FORM 3		OMB APPROVAL

OMB Number 3235-0104 Expires: January 31, 2005
	U.S. SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549	Estimated average burden hours per response.......................... 0.5

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

1. Name and Address of Reporting Person Ingersoll-Rand Company	2. Date of Event Requiring Statement (Month/Day/Year) February 18, 2003		4. Issuer Name and Ticker or Trading Symbol The Timken Company (TKR)
(Last) (First) (Middle) 200 Chestnut Ridge Road,	5. Relationship of Reporting Person(s) to Issuer (Check all applicable) Director X 10% Owner Officer Other (give title below) (specify below)		6. If Amendment, Date of Original (Month/Day/Year)
(Street) Woodcliff Lake, New Jersey 07677	3. IRS or Social Security Number of Reporting Person (Voluntary) 13-51566402		7. Individual or Joint/Group Filing (Check Applicable Line) Form filed by One Reporting Person X Form filed by More than one Reporting Person
(City) (State) (Zip)	Table I - Non-Derivative Securities Beneficially Owned
1. Title of Security (Instr. 4)	2. Amount of Securities Beneficially Owned (Instr. 4)	3. Ownership Form: Direct (D) or Indirect (I)	4. Nature of Indirect Beneficial Ownership (Instr. 5)
Common Stock	9,395,973	D (1)

Reminder:      Report on a separate line for each class of securities beneficially owned directly or indirectly                                                        Page 1 of 3

*      If the form is filed by more than one reporting person, see instruction 5(b)(v).

 TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.Title of Derivative Security (Instr. 4)	2. Date Exercisable and Expiration Date (Month/Day/Year)		3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4. Conversion or Exercise Price of Derivative Security	5.Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)
	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

Explanation of Responses:

(1)  Ingersoll-Rand Company directly owns these shares and each of Ingersoll-Rand Global Holding Company (the parent company of Ingersoll-Rand Company), Limited Ingersoll-Rand (Barbados) Holding Incorporated (the parent company of Ingersoll-Rand Global Holding Company) and Ingersoll-Rand Company Limited (the parent company of Limited Ingersoll-Rand (Barbados) Holding Incorporated) may be deemed to be an indirect beneficial owner of the shares for purposes of Section 16 of the Act.

**       Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

	/s/ Ronald G. Heller	February 27, 2003

Note: File three copies of this Form, one of which must be manually signed.	(Ronald G. Heller)	Date
If space is insufficient, see Instruction 6 for procedure.	Vice-President & Secretary

ATTACHMENT TO FORM 3

Joint Filer Information

Reporting Person:                                   Ingersoll-Rand Global Holding Company Limited

Address:                                                  c/o Codan Services Limited
                                                                Clarendon House, 2 Church Street
                                                                Hamilton HM 11
                                                                Bermuda

Designated Filer:                                     Ingersoll-Rand Company

Name of Issuer & Ticker Symbol:          The Timken Company (TKR)

Date of Event:                                         February 18, 2003

Signature:                                                /s/ Ronald G. Heller
                                                                 (Ronald G. Heller)
                                                                   Vice-President

Reporting Person:                                   Ingersoll-Rand (Barbados) Holding Incorporated

Address:                                                  c/o David King & Co.
                                                                First Floor, Trident House, Lower Broad Street
                                                                Bridgetown, Barbados

Designated Filer:                                     Ingersoll-Rand Company

Name of Issuer & Ticker Symbol:          The Timken Company (TKR)

Date of Event:                                         February 18, 2003

Signature:                                                /s/ Ronald G. Heller
                                                                (Ronald G. Heller)
                                                                 Secretary

Reporting Person:                                   Ingersoll-Rand Company Limited

Address:                                                  2 Church Street
                                                                Hamilton HM 11
                                                                Bermuda

Designated Filer:                                     Ingersoll-Rand Company

Name of Issuer & Ticker Symbol:          The Timken Company (TKR)

Date of Event:                                         February 18, 2003

Signature:                                                /s/ Ronald G. Heller
                                                                (Ronald G. Heller)
                                                                 Vice-President & Secretary